Exhibit 10.2

August 21, 2008

Rajiv Dutta
19700 Montauk Ct.
Saratoga, CA 95070

Dear Rajiv:

This letter sets forth the substance of the separation agreement (the “Agreement”) that eBay (the “Company”) is offering to aid you with your employment transition.

1. SEPARATION.  Your last day of active employment as a full-time employee of the Company is anticipated to be October 22, 2008 (the “Separation Date”). You will work full time from the date hereof through August 31, 2008 providing transition assistance to the Marketplaces leadership team. From September 1 through the Separation Date you will take your sabbatical and accrued PTO. From the Separation Date until December 31, 2008 (the “Consulting Period”), the Company will make available to you consulting projects for 4 days per month (pro rated for partial months) for the Consulting Period, pursuant to the terms of a separate consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”). As of the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings, earned through the Separation Date. As of the Separation Date, you will also be paid all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. You acknowledge with the payment of these sums, with the exception of any consideration or payments due under or described in this Agreement or the Consulting Agreement, the Company has paid or provided you all outstanding wages, bonuses, or other payments.

2. ADDITIONAL COMPENSATION.  So long as you remain employed through the Separation Date you will be eligible to receive an amount equal to your eBay Incentive Plan (eIP) bonus for 2008, if any, based on your eligible earnings from January 1, 2008 to August 31, 2008, and calculated for you at an individual performance score of 100; subject to reduction, in whole or in part, to be determined by and at the sole and absolute discretion of the Chairman of the Company’s Compensation Committee. Such compensation, if any, will be paid out in accordance with the standard plan schedule and will be subject to standard payroll deductions and withholdings.

3. STOCK OPTIONS.  As an additional benefit, the remaining restricted stock units awarded to you in connection with the 2007 performance period under the Company’s PBRSU Plan will be fully accelerated on December 31, 2008 as part of this Agreement, subject to reduction, in whole or in part, to be determined by and at the sole and absolute discretion of the Chairman of the Company’s Compensation Committee. The total number of restricted stock units that shall be accelerated under this Agreement with respect to the 2007 performance period equals 2,876. As a further additional benefit, following calculation of the amount of restricted stock units awarded to you in connection with the 2007-2008 performance period under the Company’s PBRSU Plan, if any, you will be awarded 1/3 of such shares (2/3 of 1/2), subject to reduction, in whole or in part, to be determined by and at the sole and absolute discretion of the Chairman of the Company’s Compensation Committee. Other than as set forth herein, all vesting of your equity will cease on the Separation Date. Subject to the terms of your stock option agreements, you are allowed to exercise your vested stock options no later than 3 months after the termination of the Consulting Agreement.

4. HEALTH INSURANCE.  As provided by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance following the Separation Date and, later, to convert to an individual policy. You will be provided with a separate notice of your COBRA rights. The Company shall pay for COBRA coverage through December 31, 2008, or until you have secured other employment, whichever occurs first. You are entitled to COBRA insurance whether or not you sign this Agreement. The Company’s obligation to make these payments will cease immediately if you become eligible for other health insurance benefits at the expense of another employer. You agree to immediately provide the Company written notice of the availability of health insurance within that time period.

5. TAX EQUALIZATION SETTLEMENT.  You and the Company agree that a tax equalization settlement will be calculated for the 2006 and 2007 tax years by eBay’s public accounting firm per the terms of the Company’s Tax Equalization Policy. You and the Company agree to resolve any outstanding obligations owing as a result of the settlement calculation prior to the Separation Date.

6. OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits (other than pursuant to the terms of any Company qualified retirement plan in which you are a participant) after the Separation Date.

7. “AT-WILL” EMPLOYMENT.  Your employment at all times remains “at-will” and nothing in this Agreement shall be construed as altering the at-will relationship. Either you or the Company may terminate your employment at any time, with or without cause or advanced notice.

8. RESIGNATION FROM CURRENT POSITIONS.  Prior to the Separation Date, you agree to resign as: (i) Director, CARad, Inc.; (ii) Director, EachNet.com Limited; (iii) Director, EachNet.com (Hong Kong) Limited; (iv) Managing Director, eBay Belgium Holdings S.A.; (v) Director, eBay KTA (UK) Ltd.; (vi) Director, eBay Spain International S.L.; (vii) Director, eBay Taiwan Company Ltd.; and (viii) Director, PayPal (BVI) Holdings Inc.. You agree to provide any resignation notices as may be needed to effect removal from any current positions you hold as requested by the Company.

9. EXPENSE REIMBURSEMENTS.  Within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice. The Company will continue to reimburse you for expenses incurred in fulfilling your consulting obligations to the Company pursuant to the terms of the Consulting Agreement.

10. RETURN OF COMPANY PROPERTY.  By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof); provided, however, that to facilitate your work in connection with the Consulting Agreement with the Company, you may continue to use your Company supplied laptop and PDA for Company related business, during the term of the Consulting Agreement.

11. PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement (a copy of which is attached hereto as Exhibit B), which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company.

12. NONDISPARAGEMENT.  You agree not to disparage the Company, the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation.

13. RELEASE OF CLAIMS.  In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, and your rights under your indemnification agreement with the Company and the Company’s Directors’ and Officers’ Insurance policies, all of which rights shall continue following the Separation Date, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock awards, restricted stock units or any other ownership interests in the Company, vacation or other time off pay, sabbatical benefits, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws. This release does not extend to any claim or cause of action that is not subject to dismissal as a matter of law, including specifically but not exclusively, all indemnification obligations that the Company owes to you. This release does not extend to any obligations incurred under this Agreement.

14. RELEASE OF UNKNOWN CLAIMS.  You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

15. MISCELLANEOUS.  This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter, with the exception of the Indemnity Agreement between you and the Company, which shall survive and is hereby incorporated by reference. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

16. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATES OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED HEREBY THAT I HAVE THE RIGHT TO CONSULT

WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE RESPECTIVE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED AND SUBSEQUENTLY RE-EXECUTED BY ME, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.

Upon acceptance of this Agreement, please sign below within the timeframe specified above and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superceding in their entirety all other or prior agreements and communications, whether written or oral, by you and eBay as to the specific subjects of this Agreement.

eBay Inc.

By:	/s/ Michael Jacobson
Michael Jacobson
Senior Vice President & General Counsel

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:

/s/ Rajiv Dutta
Rajiv Dutta

Date: September 2, 2008

Please re-execute below on your Separation Date.

I HAVE READ AND AGREE TO THE FOREGOING RELEASE OF CLAIMS AS OF THE DATE SET FORTH BELOW:

/s/ Rajiv Dutta
Rajiv Dutta

Date:

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